Execution Version

ASSET PURCHASE AGREEMENT

Dated as of April 7, 2008

by and among

JDCO, Inc.,

Java Detour, Inc.,

Java Universe, LLC,

Elie Samaha

and

Joseph Merhi

-  -

Execution Version

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 7, 2008, is by and among JDCO, Inc., a California corporation (“Buyer”), solely for the purposes of Article Six, Java Detour, Inc., a Delaware corporation and parent of Buyer (“Java Detour”), Java Universe, LLC, a California limited liability company (“Seller”), and solely for purposes of Article Three, Elie Samaha and Joseph Merhi, each individuals residing in California (each, a “Member” and collectively, the “Member”).

WITNESSETH:

WHEREAS, Seller is engaged in the business of selling coffees, whole leaf teas, other beverages and select baked goods (the “Business”) in a store located at 8948 Santa Monica Boulevard, West Hollywood, CA 90069 (the “Business Facility”);

WHEREAS, Seller desires to sell all of the Assets (as defined herein) to Buyer, and Buyer desires to purchase such Assets from Seller;

WHEREAS, Seller desires to appoint Buyer as its agent for purposes of occupying and operating the Business at the Business Facility, and Buyer desire to act as Seller’s agent in such capacity; and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

Article 1.
Asset Sale and Purchase Transaction

           1.1               Sale and Purchase of Assets.   Subject to the terms and conditions of this Agreement, Seller shall grant, convey, sell, assign, transfer, and deliver to Buyer on the Closing Date (as such term is defined herein), and Buyer shall purchase on the Closing Date, free and clear of all covenants, restrictions, liens, security interests, claims, pledges, assignments, subleases, options, rights of refusal, charges, leases, licenses, encumbrances and any other restriction of any kind or nature (collectively, “Liens”), all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including the Business as a going concern and goodwill, that are owned, used, or held for use by Seller and related to the Business, except for those assets which are expressly excluded pursuant to Section 1.2 hereof (collectively, the “Assets”) Without limiting the generality of the foregoing, the Assets shall include, without limitation, items in the following categories that conform to the definition of the term “Assets”:

(a)           Inventories.  All inventories (including raw materials, work-in-progress, and finished good) and supplies of Seller (collectively, the “Inventory”), including, without limitation, Inventory held at the Business Facility;

(b)           Prepaid Items.  All prepaid items and expenses;

(c)           Machinery, Equipment, and Other Personal Property.  All physical assets, machinery, equipment, furniture, fixtures, office materials and supplies, computer hardware and software, spare parts, and other tangible personal property of every kind and description owned, leased, or licensed by each Seller and used or held for use in connection with the Business, including those set forth on Schedule 1.1(c);

(d)           Real Property.  Seller’s interest in all of the leaseholds, and other estates in real property and appurtenances thereto, leased or owned by Seller and used or held for use in connection with the Business (collectively, the “Business Real Properties”);

(e)          Contracts.  Seller’s rights under all contracts, leases, licenses, indenture, agreements, whether oral or written, express or implied (collectively, the “Assumed Contracts”);

(f)           Intellectual Property.  Seller’s rights and goodwill in and to all trademarks, service marks, franchises, patents, trade names, jingles, slogans, and logotypes, copyrights and other intangible rights (registered or unregistered), including, without limitation, any and all such rights of Seller with respect to trademarks and registrations applied for and/or granted in Lebanon, and including any applications therefor and all drawings and designs, know-how, show-how trade secrets and secret processes and formulas and licenses with respect to intangible property rights, computer programs and program rights, and other intangible property and proprietary rights, whether or not subject to statutory registration or protection solely in connection with the Business and excluding any and all motion picture and related rights of any kind whatsoever (the “Retained IP Rights”);

(g)           Files and Records.  All files, records, books of account, general, financial, and accounting records, invoices, computer programs, tapes, electronic data processing software, customer and supplier lists, correspondence, and other records of Seller to the extent necessary for transfer and operation of the Business Facility;

(h)          Permits, Licenses and Authorizations.  All governmental permits, licenses and authorizations held by Seller related to the Business, including, without limitation, those listed on Schedule 1.1(h) to the extent the same may be transferred to Buyer;

(i)           Guaranties.  All guaranties, warranties, indemnities, and similar rights in favor of Seller with respect to the Business or any of the Assets;

(j)           Asset List.  Those items listed on the asset list attached as Schedule 1.1(j) hereto; and

(k)          Goodwill.  Seller’s goodwill in, and the going concern value of, the Business.

           1.2               Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include the following Assets (collectively, the “Excluded Assets”):

(a)           Claims for Taxes.  Any and all claims of Seller for refunds, carrybacks, carryforwards, and credits relative to Taxes paid or attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date;

(b)           Retained Rights.  Any property, right, or asset, arising from or directly related to the defense, release, compromise, discharge, or satisfaction of any of the Retained Liabilities (as such term is defined herein);

(c)           Personnel Records.  The personnel records of Seller with respect to the employees of the Business; and

(d)           Retained IP Rights.  Any rights and goodwill in and to any of the Retained IP Rights.

1.3          Liabilities.  All debts, liabilities, taxes, claims, costs and expenses of or against Seller, including but not limited to all accounts payable balances and any accrued payroll incurred or arising prior to the Closing Date shall be the responsibility of Seller; provided, that any accrued payroll or operating expenses shall only be the responsibility of Seller to the extent incurred or arising prior to the Closing Date.  Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any obligation or liability of any nature or kind whatsoever of Seller, whether arising before, on or after the Closing Date (the “Retained Liabilities”), and Seller shall pay and satisfy when due all Retained Liabilities.

1.4          Purchase Price; Payment of Purchase Price.

(a)           Purchase Price.  Buyer shall purchase the Assets for an aggregate purchase price of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) (the “Purchase Price”).

(b)           Payment of Purchase Price.  The Purchase Price shall be paid at Closing by the issuance of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) in Common Stock (as defined herein), valued at One Dollar ($1.00) per share, or One Million Four Hundred Fifty Thousand (1,450,000) shares of Common Stock.

1.5          Allocation of Consideration.  The Purchase Price shall be allocated among the Assets in accordance with the allocations set forth in Schedule 1.5.  To the extent consistent with law, Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and none of them shall take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.  Seller acknowledges and agrees that it shall cooperate with and assist Buyer and its authorized representatives in providing Buyer with the necessary documentation supporting the Purchase Price allocation as set forth in Schedule 1.5.

Article 2.
Closing; Proceedings

           2.1               Closing.  The closing of the sale and transfer of the Assets (the “Closing”) and the consummation of the other transactions contemplated by this Agreement shall take place on or before April 7, 2008 (the “Closing Date”).

           2.2               Proceedings.

           (a)             Deliveries by Seller.  At Closing, Seller shall deliver to Buyer:

(i)           The Assets.

(ii)          Evidence that all third party debt and obligations of Seller related to, or that is secured by, the Assets has been paid in full.

(iii)         Evidence that any and all obligations of Seller related to, or that is secured by, any equipment being acquired by Buyer pursuant to Section 1.1(c) has been paid in full.

(iv)         Evidence that any and all liens on the Assets have been released and all financing statements terminated.

(v)           Evidence that Seller has paid Buyer a one-time fee in the amount of Fifteen Thousand Dollars ($15,000).

(vi)          An executed Bill of Sale (the “Bill of Sale”) in substantially the form of Exhibit A attached hereto.

                        (vii)         An executed Assignment and Assumption Agreement (the “Assignment Agreement”) in substantially the form of Exhibit B attached hereto.

(viii)        An executed Agency, Co-Occupancy and Operating Agreement (the “Operating Agreement”) in substantially the form of Exhibit C attached hereto.

(ix)          An executed Termination, Waiver and Mutual Release (the “Termination Agreement”) in substantially the form of Exhibit D attached hereto.

(x)           An executed Finder’s Fee Agreement (the “Foxwoods Finder’s Agreement”) in substantially the form of Exhibit E attached hereto.

(xi)          An executed Finder’s Fee Agreement (the “Tover Finder’s Agreement”) in substantially the form of Exhibit F attached hereto.

(b)                      Deliveries by Buyer. At Closing, Buyer shall deliver to Seller:

(i)           An executed Assignment Agreement;

(ii)          An executed Operating Agreement;

(iii)         An executed Termination Agreement;

(iv)        An executed Foxwoods Finder’s Agreement;

(v)         An executed Tover Finder’s Agreement; and

(vi)        A copy of the irrevocable instructions to Java Detour’s transfer agent instructing the transfer agent to deliver certificates evidencing an aggregate of 1,450,000 shares of Common Stock pursuant to this Agreement, such shares to be registered in the name of Seller or its designees.

Article 3.
Non-competition

3.1                      Defined Terms.  For purposes of this Agreement:

(a)                      “Competitive Business” means any business engaged or preparing to engage in (i) any business competitive with any of the types of business activities solely with respect to the Business that the Seller conducted or materially prepared to conduct prior to the Closing Date; (ii) the business of owning, operating, licensing and/or selling a coffee franchise, coffee café or coffeehouse; (iii) roasting, manufacturing, selling or distributing coffee beans and related coffee products; and (iv) manufacturing, licensing, selling, producing, or distributing coffee, tea or related beverages and related products, including without limitation, the development, design, manufacture, sales, distribution and marketing of coffee or tea related beverages, products, equipment, supplies, accessories and apparel.  Notwithstanding anything to the contrary, “Competitive Business” shall not include: (1) any and all restaurants, bars, night clubs and similar establishments where the sale of non-alcoholic coffee beverages amount to 7% or less of the gross sales of such business (collectively, the “Excluded Businesses”); (2) any and all manufacturing, licensing, sales, production or distribution activities and products to the extent not related to activities and products competitive with any business that is or may be deemed to be competitive with the Business, including without limitation, the development, design, manufacture, sales, distribution and marketing of products, equipment, supplies, accessories and apparel with respect to any Excluded Business; (3) any and all activities with respect to the motion picture and television industries including, without limitation, with respect to the Retained IP Rights; and (4) any and all other businesses or activities not expressly defined in clauses (i) through (iv) above.

(b)                      “Specified Geographic Area” means each and every city, county, parish or other political subdivision within a fifty (50) mile radius of the Business Facility.

(c)                      “Confidential Information” means any and all information in whatever form, tangible or intangible, that is not generally known to the public and that relates in any material way to the Business conducted by the Seller, including concepts, techniques, processes, methods, systems, designs, programs, code, formulas, research, technologies, strategies, plans, and trade secrets, as well as customer lists, customer preferences, costs, profits, sources of supply, financial data, budgets, marketing data, business plans and production methods relating to any aspect of the present or actual anticipated business of the Seller; information regarding the skills and compensation of employees, consultants, contractors and/or agents of the Seller; and customer, client or investor names and contact information and other confidential information relating to all such customers, clients and investors of Seller.  “Confidential Information” also includes information in whatever form, tangible or intangible, that is not generally known to the public and that was provided to Buyer by Seller in connection with negotiations and other discussions leading up to this Agreement and/or that Buyer designates as being confidential.  “Confidential Information” does not include any information that the receiving party can prove becomes publicly known through no wrongful act of the receiving party.

(d)                      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such specified Person.

(e)                      “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, a business association, a trust or any other entity or organization, including a governmental entity.

3.2                      Non-competition.
  In light of each respective Member’s ownership interest in the Business, his key position with the Seller, his contributions in the past to the growth and development of the Business, his confidential and proprietary information relating to the business and operations of the Seller, and the significant financial benefit that each will derive from the sale of the Business, including the sale of substantially all of the Seller’s assets and the goodwill value of the Business to Buyer, and in order to preserve for Buyer the goodwill, proprietary rights and value of the Business, and to protect Buyer’s investment in the Assets, including preserving the goodwill of the Business as obtained pursuant to this Agreement and the Confidential Information of the Seller, each Member hereby covenants and agrees that during and for the period commencing on the Closing Date and ending on the date that is one (1) year after the Closing Date (hereinafter, the “Restricted Period”), the Members (including any Affiliate) shall not, directly or indirectly, except for on behalf of Buyer or with the prior written approval of Buyer:

(a)           engage in, operate, control, carry on, manage, direct or otherwise conduct a Competitive Business within the Specified Geographic Area during the Restricted Period; or

(b)           work for, be employed by, accept employment with, serve as an agent for, agree to provide advisory services to, consult with or otherwise assist any Person, entity or organization that engages in a Competitive Business within the Specified Geographic Area during the Restricted Period; or

(c)           own, finance, lend to, have an economic interest in, or become associated as a partner, owner, stockholder, member, or joint venturer with any Person, entity or organization (other than Buyer) engaged in, or about to become engaged in, a Competitive Business within the Specified Geographic Area during the Restricted Period, provided, however, that nothing in this Section 3.2(c) shall prohibit any Member from holding, directly or indirectly, up to two percent (2%) of any securities of an entity that is quoted on a national securities exchange or inter-dealer quotation system;

(d)           have a business relationship with any Person, entity or organization (other than Buyer) resulting in products of a Competitive Business being featured in a film where any of the Members or its Affiliates had either exclusive or joint control with respect to the choice of product placement, provided, however, that to the extent such Member or Affiliate only had joint control over product placement, Buyer understands and acknowledges that while such Member or Affiliate shall be responsible for promoting the placement of Java Detour® products in place of the products of a Competitive Business in such instances, Buyer shall not be deemed to have violated this Section 3.2(d) in the event that products of a Competitive Business are featured in a film as referenced above; or

(e)           plan, develop, market, or make any preparations to provide assistance to any Competitive Business or to form a Competitive Business, including but not limited to any research or development efforts aimed at ultimately benefiting a Competitive Business, within the Specified Geographic Area during the Restricted Period.

3.3                      Confidentiality.  Members acknowledge that due to the nature of their association with the Business, each has Confidential Information that is of importance to the Business of Seller, affects the value of the Business being acquired by Buyer, and will continue to be confidential subsequent to the Closing Date, such that disclosure of such Confidential Information to others or the unauthorized use of such Confidential Information would cause substantial loss and harm to Buyer as purchaser of the Assets.  Accordingly, Members agree that at all times hereafter, Members shall not, directly or indirectly, except for on behalf of Buyer or with the prior written approval of Buyer: (a) reveal, disclose, publish, communicate or divulge to any person or entity, in any manner whatsoever, any Confidential Information that has come into any Members’ knowledge or has been designed by, developed, or otherwise learned or received by any Member; (b) authorize, permit or allow the publication, communication, or disclosure of any Confidential Information; and (c) either on each Member’s own behalf or on behalf of any other Person, use any Confidential Information for any purpose other than for the benefit of Buyer.

The terms of this confidentiality covenant supplement and do not replace any other agreements to which any Member may be a party or any other obligations that any Member may have under laws regarding confidentiality, non-disclosure, assignment of inventions, or the protection of intellectual property, including any employment agreement or other agreement between Members and Buyer or between Members and Seller.

3.4                      Non-solicitation.  During the Restricted Period, the Members (including Affiliates) shall not, directly or indirectly, solicit, encourage, assist, facilitate or induce any customer, client or supplier of Seller as of the Closing Date (or who were such at any time during the six (6) month period immediately preceding the Closing Date), to breach any agreement or contract with, or to discontinue or reduce his, her, or its business relationships with, the Business being acquired by Buyer within the Specified Geographic Area.  Each Member further covenants and agrees that during the Restricted Period, it shall not, and shall cause its Affiliates not to, directly or indirectly, except for on behalf of Buyer or with the prior written approval of Buyer, solicit, recruit, hire, employ or engage any current or former employee of Seller, or assist or facilitate any Person or entity other than Buyer in the hiring or recruitment (including assessment) of any current or former employee of Seller, or otherwise encourage, assist, or invite any current or former employee of Seller to enter into an employment relationship or a service arrangement of any kind with any Person or entity other than Buyer.  Notwithstanding anything to the contrary, Buyer, Seller and each Member acknowledges and agrees that Charles Tover shall not be deemed to be subject to the restrictions set forth in this Section 3.4 insofar as Charles Tover has an ongoing business relationship with each of Buyer, Seller and the Members.

3.5                      Reasonableness of Restrictions.  Members acknowledge that Buyer considers the restrictive covenants of this Article 3 to be essential and integral to this Agreement, and Buyer would not purchase the Assets without the Members’ execution of this Agreement containing these restrictive covenants.  Members will derive significant financial benefit from the Closing of this transaction, and the execution of this Agreement by Members is a condition to the Closing.  Members further acknowledge and agree that the scope of Seller’s Business is as defined in this Agreement and that the duration of the Restricted Period as well as the geographic scope of the Specified Geographic Area, and the related prohibitions in this Article 3, are reasonable and necessary in order to protect the value and legitimate interests of Buyer and Buyer’s investment in the Assets, including the Confidential Information of the Business.  Members represent that each will otherwise be able to obtain gainful employment during the Restricted Period notwithstanding the provisions of this Article 3.

3.6                      Remedy for Breach and Right to Injunction.  Notwithstanding other provisions of this Agreement, Members agree that damages in the event of a breach by a Member of Article 3 of this Agreement would be difficult to ascertain and may be an inadequate remedy.  The parties agree that Buyer will have the right to an immediate injunction or other equitable relief in a state or federal court with appropriate jurisdiction to enjoin any such threatened or actual breach, without any requirement to post bond or provide similar security.  The existence of this right will not preclude Buyer from pursuing any other rights and remedies at law or in equity that Buyer may have, including recovery of damages for any breach by Members of this Article 3.

3.7                      Severability and Enforceability.  The provisions contained in the above Sections 3.1, 3.2, and 3.4 as to the time periods, geographic area, and scope of restricted activities shall be deemed severable, so that if any provision contained in any such Section of this Agreement is held to be invalid or unenforceable due to the asserted unreasonableness of time, scope or geographical restrictions, such covenants and restrictions will be deemed modified so as to be valid and effective for such period of time, scope and/or for such area as may be determined to be reasonable by a court of competent jurisdiction and will be enforced accordingly to the fullest extent lawfully permitted.  If any portion of this Article 3 is held to be invalid or unenforceable for any reason such that it cannot be modified with respect to the reasonableness of time, scope or geographical restrictions, such provisions will be severed from this Agreement and the remaining covenants and restrictions or portions thereof will remain in full force and effect.

Article 4.
Certain Covenants

4.1                      Conduct of Business Pending Closing.  From and after the date hereof and until the Closing Date, unless the Buyer shall otherwise consent in writing, Seller shall conduct the affairs of the Business in the ordinary course and consistent with past practice.  Seller shall take reasonable actions to maintain the Business’ property, equipment and other assets in substantially the same condition as such assets existed on the date of this Agreement and consistent with past practice and shall, subject to available resources, comply in a timely fashion with the provisions of all the Assumed Contracts and its other agreements and commitments.  Further, Seller shall not incur additional debt (including, without limitation, any capital lease obligations) through the Closing Date without the prior written consent of Buyer.

4.2                      Certain Transitional Matters.

(a)           Remit Funds.  After the Closing, (i) Seller shall promptly transfer and deliver to Buyer any cash or other property, if any, that Seller may receive related to the Business or the Assets which was earned by the Business after the Closing Date; and (ii) Buyer shall promptly transfer and deliver to Seller any cash or other property, if any, that Buyer may receive related to the Business or the Assets which was earned by the Business prior to the Closing Date.

(b)           Assistance.  Seller shall cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of control of the Assets, and to avoid any material undue interruption in the activities and operations of the Business following the Closing Date.  Such assistance shall be provided on a reasonable basis during normal business hours and shall include, among other reasonable requests, assistance in retaining the customers of the Business for the benefit of Buyer after the Closing Date.  Buyer shall reimburse the party providing assistance for direct out-of-pocket expenses incurred in providing such assistance.

(c)           Assignment of Assumed Contracts; Consents.  Seller shall use commercially reasonable efforts prior to, and if necessary after, the Closing Date, to obtain at the earliest practicable date but no later than thirty (30) days after the Closing Date, the consent to the assignment to Buyer of the Assumed Contracts which require consent to assignment, without any conditions adverse to Buyer.  To the extent that such consents are obtained after the Closing Date, Seller shall keep the applicable contracts in effect and shall give Buyer the benefit of such contracts to the same extent as if they had been assigned and Buyer shall perform the obligations under such contracts relating to the benefit obtained by Buyer.  Notwithstanding anything to the contrary, it is understood by the parties that the Original Lease is not being assigned and is not part of the Assumed Contracts.

(d)                       Publicity.  Buyer shall consult with Seller before issuing any press release or otherwise making any public announcements, including any announcement to employees, with respect to this Agreement or the transactions contemplated hereby (except to the respective directors and officers of Seller and Buyer), and shall not issue any such press release or make any such public announcement prior to such consultation and written consent of Seller, except as required by law.  Seller shall not make any press release or external public announcement regarding this Agreement or the transactions contemplated hereby without prior approval of the Buyer.

4.3                      Foxwood Stores.  From and after the date hereof, Seller shall use commercially reasonable efforts to assist Buyer in its efforts to complete a transaction with Foxwoods Development Co. (“Foxwoods”) wherein the coffee shops currently owned by Foxwoods and located on the premises of the Foxwoods Resort Casino located in Mashantucket, Connecticut would become Java Detour® stores.

4.4                      Lease Extension.   Seller shall use commercially reasonable efforts to obtain an extension or option to extend (an “Extension”) for that certain Lease (the “Original Lease”) dated as of May 1, 2002 by and between Wells Fargo Bank, N.A. as Trustee for Goodwin Family Memorial Trust and Dimitri Samaha, an affiliate of Seller (“Tenant”), such Extension to be in the name of Tenant for a period of at least five (5) years with the same terms and conditions as the Original Lease except that the Minimum Rent and Additional Rent (as such terms are defined in the Original Lease) due and payable pursuant to the Extension may reflect an increase of up to fifteen percent (15%) from the rent payable in the last year of the Original Lease to the rent payable in the first (1st) year of the Extension.  To the extent that Seller obtains an Extension in accordance with the terms and conditions set forth herein and in form and substance reasonably satisfactory to Buyer, Buyer hereby agrees and acknowledges that it shall cause Java Detour to issue Seller Five Hundred Thousand (500,000) Shares of Common Stock to Seller upon execution of the Extension; provided, that Seller’s failure to obtain an Extension shall not be deemed to be a breach of this Agreement so long as Seller has used commercially reasonable efforts to obtain such Extension.

                4.5                      Strategic Opportunities.  From and after the date hereof, Seller shall use commercially reasonable efforts to seek out and facilitate certain strategic opportunities for Buyer including, without limitation, the potential deal with certain stadium venues (each a “Strategic Opportunity”).  Buyer and Seller each acknowledge and agree that in exchange for presenting such Strategic Opportunities to Buyer, Seller may seek additional compensation for presenting such opportunities to Buyer.  Buyer and Seller further acknowledge and agree that each Strategic Opportunity shall be reasonably evaluated on a case-by-case basis; provided, that Buyer shall not be obligated to pursue any of the Strategic Opportunities presented by Seller and any such decision shall be made in Buyer’s sole discretion.

4.6                      Board of Directors.  After the Closing Date, at Seller’s request, Buyer shall cause Java Detour to designate Charles Tover as a nominee for appointment to Java Detour’s board of directors at the first (1st) annual shareholder’s meeting following the Closing.  In the event that Charles Tover is elected to Java Detour’s board of directors, he shall receive the same compensation package and access to operating and financial information of Java Detour as the other members of the board.  Notwithstanding anything to the contrary, in the event that Charles Tover is not elected to Java Detour’s board of directors after being nominated by Buyer at Seller’s request, Buyer shall not be deemed to have breached this Section 4.6.

                4.7                      Product Placement.  After the Closing, the Seller shall use commercially reasonable efforts to cause seven (7) promotional feature film contracts to be executed within thirty-six (36) months from the Closing wherein Java Detour® products and/or store would be featured for a minimum of fifteen (15) seconds per film, such feature film to include “A-rated” actors (as such term is commonly defined and understood within the film industry) (the “Product Placement”).  Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that Seller shall not be obligated to complete the Product Placement pursuant to the terms and conditions set forth in this Section 4.7 and failure to complete such Product Placement shall not be deemed to be a breach of this Agreement so long as Seller has used commercially reasonable efforts with respect to completing the Product Placement.  Buyer and Seller further acknowledge and agree that to the extent that Buyer is unsatisfied with any of Seller’s or its affiliates’ efforts under this Agreement or any agreement contemplated hereby, Buyer may, in its reasonable discretion, cease paying any Management Fee (as such term is defined in the Foxwoods Finder’s Agreement) due and payable under the Foxwoods Finder’s Agreement without any further obligation on the part of Buyer or Seller thereunder, except that Buyer shall not in any event cease paying any Management Fee otherwise due and payable under the Foxwoods Finder’s Agreement solely as a result of Seller’s failure to complete the Product Placement pursuant to the terms and conditions set forth in this Section 4.7.

4.8                      Beverly Store.  After the Closing, without further consideration, in the event that Seller or its affiliates shall assume operating control of all or a portion of that certain building located at 8623 Beverly Blvd., Los Angeles, California (the “Beverly Building”), Buyer and Seller acknowledge and agree that the space currently occupied by the existing café at such building will be allocated to Buyer to be converted into a Java Detour® store or office location (the “Beverly Store”), such conversion to be undertaken by Buyer at Buyer’s sole expense and cost; provided, that in no event shall Seller or its affiliates, as the case may be, require Buyer to pay any rent with respect to Buyer’s use of the Beverly Store so long as Seller or its affiliates shall retain its operating control of the Beverly Building.  Buyer and Seller further acknowledge and agree that to the extent Buyer hosts any special events at the Beverly Store, Buyer shall allocate fifty percent (50%) of the proceeds received from any such events to the restaurant located in the Beverly Building as designated by Seller.

4.9                      Lebanon.  Buyer shall grant an option to Seller or any of its affiliates or partners to open and operate a Java Detour® franchise store (“Lebanon Store”) in the territory of Lebanon, such option to be available to Seller for a period of one (1) year following the Closing Date.  Buyer and Seller acknowledge and agree that in the event that Seller or any of its affiliates or partners shall exercise its option to open up the Lebanon Store within the one (1)-year period, Buyer shall (X) waive its standard franchise fee for such store and (Y) cap ongoing royalty fees due and payable in connection with the Lebanon Store at three percent (3%) of such store’s gross revenues; provided, that the owner and operator of the Lebanon Store agrees to pay for all travel costs plus fifteen percent (15%) incurred by Buyer’s personnel in connection with the set-up, building, training and operational support of the Lebanon Store; provided, further, that the waiver of the standard franchise fee and cap on ongoing royalty fees shall be limited to the Lebanon Store only and shall not be applicable to any subsequent Java Detour® stores opened by Seller or any of its affiliates or partners.

4.10                    Operating Agreement.  Buyer shall use commercially reasonable efforts to take or cause to be taken such actions (including the execution, acknowledgment and deliver of instruments, documents, transfers, assignments and assurances) as may be necessary to ensure that the Operating Agreement remains in full force and effect.  Seller acknowledges and agrees that in the event that Seller shall be deemed to be in breach of any provision of the Operating Agreement, such breach shall also be deemed to constitute a breach under this Agreement.

Article 5.
Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that all statements set forth in this Article 5 are true and correct.

5.1                      Organization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the limited liability company power and authority to operate, own and lease its properties and carry on its business as now conducted.  Seller has the absolute and unrestricted power, authority and capacity to enter into this Agreement and any agreements related hereto to which it is or is to become a party and perform its obligations under this Agreement and such related agreements.  Copies of the certificate of organization and operating agreement of Seller, which have been delivered to Buyer, are complete and correct.

5.2                      Authorization; Enforceability.  This Agreement and all agreements contemplated hereby to which Seller is a party have been duly executed and delivered by it and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.  Seller has duly and validly authorized this Agreement and all agreements contemplated hereby to which it is or is to become a party and all of the transactions contemplated thereby.

 5.3                      No Violation of Laws or Agreements.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Seller will: (i) result in a breach of, constitute a default or an event of default under any of the terms of, or give to any other person the right to cause a termination of, any of the Assumed Contracts or any other contract to which Seller is a party or by which its Assets may be bound, (ii) result in the creation, maturation or acceleration of any liability of Seller, (iii) violate any law or violate any judgment or order of any governmental body to which Seller is subject or by which any of the Assets may be bound or affected, or (iv) result in the creation or imposition of any Lien or encumbrance upon any of the Assets or give to any other person any interest or right therein.

                5.4                      Condition of Assets; Title.  Seller has and is conveying good, marketable and exclusive title to all of the Assets.  None of the Assets is subject to any Lien, encumbrance, impairment, burden or charge of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing.  Schedule 5.4 identifies any outstanding liability in connection with the Business and the Assets.

                5.5                      Legal Proceedings.  No action, suit, investigation, claim or proceeding of nay nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator is pending or, to the knowledge of Seller, threatened against or affecting Seller, any of the Assets or any of the transactions contemplated by this Agreement.  Seller does not have pending any litigation against any third party related to the Assets.

5.6                      Consents; No Assumed Contracts.  No consent of any third party is required for the transfer to Buyer of any of the Assets.  There are no Assumed Contracts.

5.7                      Undisclosed Liabilities; Creditors.  Seller has no debts, obligations or liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due (including unasserted claims), whether incurred directly or by any predecessor thereto, and whether arising out of any condition that occurred or existed on or before the Closing Date, whether or not then known, due or payable which such debt would adversely affect the Business or the Assets or the sale thereof to Buyer.  Schedule 5.7 identifies all of Seller’s creditors and Seller represent and warrant that it has no debts, obligations or liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due to such creditors or otherwise, which such debt or obligation would adversely affect the Business or the Assets or the sale thereof to Buyer.

                5.8                      Compliance with Laws.  The operation of the Business is not now being conducted and has not been conducted in violation of any applicable law (including any environmental law), ordinance, statute, rule, regulation permit or license, and no event has occurred or condition or state of facts exist which could give rise to any such violation.

5.9                      Customer Relations.  To Seller’s knowledge, there exists no condition or state of facts or circumstances involving Seller’s customers, suppliers, distributors or sales representatives that Seller can reasonably foresee that could adversely affect the Business or the Assets after the Closing Date.

5.10                      Finders’ Fees; No Existing Discussions.  Except for the fee being paid to Charles Tover pursuant to the Tover Finder’s Agreement, neither Seller nor any of its respective officers, members or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders’ fee in connection with any of the transactions contemplated by this Agreement.  As of the date of this Agreement, Seller is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a proposal to acquire, in any manner, the Assets, the Business or the membership interests of Seller.

5.11                      Investment Representations.

(a)           Seller has received the Agreement and carefully read such Agreement; the decision to acquire Common Stock has been taken solely in reliance upon the information contained in the Agreement, and such other written information supplied by an authorized representative of Java Detour as Seller may have requested.  Seller acknowledges that all documents, records and books pertaining to this investment have been made available for inspection by Seller, its attorneys, accountants and purchaser representatives upon request prior to tendering this Agreement, and that Seller has been informed by Java Detour that its books and records will be available for inspection by Seller or its agents and representatives at any time, and from time to time, during reasonable business hours and upon reasonable notice.  Seller further acknowledges that it (or its advisors, agents and/or representatives) have had a reasonable and adequate opportunity to ask questions of and receive answers from Java Detour concerning the terms and conditions of the acquisition of Common Stock, the nature of Common Stock and the business and operations of Java Detour, and to obtain from Java Detour such additional information, to the extent possessed or obtainable without unreasonable effort or expense, as is necessary to verify the accuracy of the information contained in the Agreement or otherwise provided by Java Detour; all such questions have been answered by Java Detour to the full satisfaction of Seller.  Seller is not relying upon any oral information furnished by Java Detour or any other person in connection with his/her investment decision, and in any event, no such oral information has been furnished to Seller which is in any way inconsistent with or contradictory to any information contained in the Agreement, or otherwise provided to Seller by Java Detour in writing as described above.

(b)           Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D.

(c)           Seller: (1) has adequate net worth and means of providing for current financial needs and possible personal contingencies, (2) has no need for liquidity in this investment; and (3) is able to bear the economic risks of an investment in Common Stock for an indefinite period of time, and of losing the entire amount of such investment.

(d)           Seller understands and acknowledges that an acquirer of Common Stock must be prepared to bear the economic risk of such investment for an indefinite period because of: (A) the heightened nature of the risks associated with an investment in Java Detour due to its status as a development stage company; (B) illiquidity of Common Stock due to the fact that the Common Stock has not been registered under the 1933 Act or any state securities act (nor passed upon by the Securities & Exchange Commission or any state securities commission), and Common Stock has not been registered or qualified by Seller under federal or state securities laws solely in reliance upon an available exemption from such registration or qualification, and hence such Common Stock cannot be sold unless it is subsequently so registered or qualified (which is not likely), or are otherwise subject to any applicable exemption from such registration requirements; and (C) substantial restrictions on the transfer of Common Stock, as set forth in, among other documents, this Agreement and by legend on the face or reverse side of any certificate evidencing an ownership interest in Java Detour.

(e)           Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Common Stock.

(f)           Seller understands and acknowledges that an investment in Common Stock is speculative in nature, and involves certain risks.

(g)           Seller is not a member of the National Association of Securities Dealers, or of any other self-regulatory agency which would require approval prior to any acquisition of Common Stock.

(h)           Seller is acquiring Common Stock for its own investment, and not with a view toward the subdivision, resale, distribution, or fractionalization thereof.  Seller does not have any contract, undertaking, arrangement or obligation with or to any person to sell, transfer, or otherwise dispose of Common Stock (or any portion thereof hereby acquired), and has no present intention to enter into any such contract, undertaking, agreement or arrangement.

(i)           The offering of Common Stock was made only through direct, personal communication between Seller (or representatives thereof) and Java Detour; the acquisition of Common Stock by Seller is not the result of any form of general solicitation or general advertising including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or other written communication, or broadcast over television, radio or any other medium; or (ii)  any seminar or meeting to which the attendees had been invited by any general solicitation or general advertising.

(j)           Seller has been advised to consult with an attorney regarding legal matters concerning the acquisition and ownership of Common Stock, and with a tax advisor regarding the tax consequences of acquiring such stock.

(k)          Seller has not distributed the Agreement, or any other information pertaining to the acquisition of Common Stock hereunder, to anyone other than its representative and/or its investment, legal or accounting advisors in connection with its consideration of an acquisition of Common Stock.

5.12                      Lock-Up Restrictions.

(a)           Java Universe agrees that other than as set forth below, it shall not: (i) sell, assign, exchange, transfer, pledge, distribute or otherwise dispose of (X) any of the Common Stock received by Java Universe pursuant to this Agreement, or (Y) any interest (including, without limitation, an option to buy or sell) in any such Common Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction in respect of any Common Stock received by Java Universe pursuant to this Agreement or any interest therein, the intent or effect of which is the effective economic disposition of such shares (including, but not limited to, engaging in put, call, short-sale, straddle or similar market transactions) (the foregoing restrictions are referred to herein as “Lock-Up Restrictions”).

(b)          Java Universe’s Common Stock (including any Common Stock issued pursuant to Section 4.4 hereof) acquired pursuant to this Agreement shall be released from the Lock-Up Restrictions on the date eighteen (18) months after the Closing Date.

(c)           The certificates evidencing the Common Stock received by Java Universe pursuant to this Agreement shall bear a legend as set forth below and such legend shall remain during the term of the Lock-Up Restrictions as set forth above:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT BY AND AMONG JDCO, INC., A CALIFORNIA CORPORATION, SOLELY FOR PURPOSES OF ARTICLE SIX, JAVA DETOUR, INC., A DELAWARE CORPORATION, SOLEY FOR PURPOSES OF ARTICLE THREE, ELIE SAMAHA AND JOSEPH MERHI, AND THE HOLDER HEREOF (THE “PURCHASE AGREEMENT”), AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF PRIOR TO THAT CERTAIN TIME PERIOD DETAILED IN SECTION 5.12 OF THE PURCHASE AGREEMENT.  THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) UPON THE EXPIRATION OF THE TIME PERIOD SPECIFIED IN SECTION 5.12 OF THE PURCHASE AGREEMENT.  A COPY OF THE PURCHASE AGREEMENT IS AVAILABLE FOR YOUR REVIEW AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.”

5.13                      Disclosure.  None of the representations or warranties of Seller contained in this Article 5 and none of the information contained in the Schedules referred to in this Article 5 is false or misleading in any material respect or omits to state a fact necessary to make the statements in this Article 5 or in the Schedules to Article 5 not misleading in any material respect.

Article 6.
Representations and Warranties of Java Detour

6.1                      Organization.  Java Detour is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Java Detour has the corporate power and authority to operate, own and lease its properties and carry on its business as now conducted.  Java Detour has the absolute and unrestricted power, authority and capacity to enter into this Agreement and any agreements related hereto to which it is or is to become a party and perform its obligations under this Agreement and such agreements contemplated hereby.  Java Detour is not in violation or default of any of the provisions of its Articles of Incorporation or Bylaws.

6.2                      Authorization; Enforceability.  This Agreement and all agreements contemplated hereby to which Java Detour becomes a party, has been duly executed and delivered by Java Detour, and constitutes the legal, valid and binding obligations of Java Detour enforceable against it in accordance with their respective terms.  Each agreement contemplated hereby to which Java Detour is to become a party, when executed and delivered by Java Detour, will constitute the legal, valid and binding obligation of Java Detour, enforceable against it in accordance with the terms of such legal agreement.  All agreements contemplated hereby to which Java Detour is or is to become a party have been duly and validly authorized by all necessary limited liability company proceedings by Java Detour.

6.3                      Capitalization.

(a)           As of the date hereof, the authorized capital stock of Java Detour consists of (A) 75,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which 28,743,823 common shares are issued and outstanding and (B) 5,000,000 shares of preferred stock, $0.001 par value (the “Preferred Stock” and together with the Common Stock, the “Java Detour Shares”), of which no shares are issued and outstanding.  All of the outstanding Java Detour Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person.  All Common Stock to be issued hereunder will be issued in compliance in all material respects with all applicable federal and state securities laws.  As of the date of this Agreement, except as disclosed in Java Detour’s most recently filed periodic report with the Securities and Exchange Commission (the “Periodic Report”) and except for Common Stock issuable pursuant to this Agreement, Java Detour has no other commitment or obligation to issue, deliver or sell, or cause to be issued, delivered or sold, any Common Stock.  Except as set forth in the Periodic Report, there are no bonds, debentures, notes or other indebtedness of Java Detour, and no securities or other instruments or obligations of Java Detour the value of which is in any way based upon or derived from any capital or voting stock of Java Detour, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Java Detour may vote.

(b)          The Common Stock to be issued in exchange for the Assets as the Purchase Price, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to any preemptive or other statutory right of Java Detour stockholders.

Article 7.
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

7.1                      Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Buyer has the corporate power and authority to operate, own and lease its properties and carry on its business as now conducted.  Seller has the absolute and unrestricted power, authority and capacity to enter into this Agreement and any agreements related hereto to which it is or is to become a party and perform its obligations under this Agreement and such agreements contemplated hereby.  Copies of the articles of incorporation and bylaws of Buyer, which have been delivered to Seller, are complete and correct.

               7.2                      Authorization; Enforceability.  This Agreement and all agreements contemplated hereby to which Buyer becomes a party, has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.  Each agreement contemplated hereby to which Buyer is to become a party, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with the terms of such legal agreement.  All agreements contemplated hereby to which Buyer is or is to become a party have been duly and validly authorized by all necessary limited liability company proceedings by Buyer.

               7.3                      No Violation of Laws or Agreements.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Buyer will: (i) result in a breach of, constitute a default or an event of default under any of the terms of, or give to any other person the right to cause a termination of, any of the Assets or any other contract to which Buyer is a party or by which its Assets may be bound, (ii) result in the creation, maturation or acceleration of any liability of Buyer, (iii) violate any law or violate any judgment or order of any governmental body to which Seller is subject or by which any of the Assets may be bound or affected, or (iv) result in the creation or imposition of any lien or encumbrance upon any of the Assets or give to any other person any interest or right therein.

7.4                      Finders’ Fees.  Except for the fee being paid to Charles Tover pursuant to the Tover Finder’s Agreement, neither Buyer nor any of its officers, members or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders’ fee in connection with any of the transactions contemplated hereby.

Article 8.
Survival of Representations, Warranties and Covenants; Indemnification.

8.1                      Survival of Representations, Warranties and Covenants.  Subject to the limitations set forth in this Article 8, all representations, warranties, covenants and obligations made by any party in this Agreement shall survive the Closing.  Any limitation or qualification set forth in any particular representation or warranty in Article 5, 6 or 7 shall not limit or qualify any other representation or warranty in Article 5, 6 or 7.  The right to indemnification under this Article 8 or any other remedy based on the breach or inaccuracy of any representation or warranty in Articles 5, 6 or 7, or breach of, or noncompliance with, any covenant or obligation in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to any such representation, warranty covenant or obligation.  The waiver by any party of any condition at Closing of the breach or inaccuracy of any representation or warranty, or breach of, or noncompliance with, any covenant or obligation, will not affect the right of such party to indemnification, payment of damages or other remedy based on such breach, inaccuracy or noncompliance.

               8.2                      Indemnification by Seller.  Seller shall indemnify, defend, save and hold harmless Buyer, its affiliates and their respective officers, directors, employees, and agents (each, a “Buyer Indemnitee”) from and against all Damages (collectively, “Buyer Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Buyer Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement, or in any certificate or document delivered by Seller in connection with this Agreement or any other agreement to which Seller is or is to become a party; and (ii) a breach or nonperformance of any covenant made or obligation undertaken by Seller in or in connection with this Agreement or any other agreement to which Seller is or is to become a party.

8.3                      Indemnification by Buyer.  Buyer shall indemnify, defend, save and hold harmless Seller and its officers, directors, employees, affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Damages (collectively, “Seller Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by Seller Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer in connection with this Agreement or any other agreement to which Buyer is a party, and (ii) a breach or nonperformance of any covenant made or obligation undertaken by Buyer in or in connection with this Agreement or any other agreement to which Buyer is or is to become a party.

Article 9.
Miscellaneous

                9.1                      Costs and Expenses.  Buyer and Seller shall each pay its respective legal and other transactional fees and expenses incurred by or on behalf of it in connection with this Agreement and the transactions contemplated hereby.  All brokerage fees, transfer taxes (including real property transfer taxes), all applicable sales, income, or use taxes in connection with the conveyance of the Assets, including the real property, to Buyer and to effect the other transactions contemplated hereby shall be borne equally by Buyer and Seller; provided, that accrued real property taxes of the Business Facility shall be prorated in accordance with local custom between Buyer and Seller as of the Closing Date.  Buyer and Seller shall settle such amounts within thirty (30) days following the Closing Date.

9.2                      Bulk Sales and Asset Transfer Laws.  Each of Buyer and Seller waives compliance with the provisions of any applicable bulk sales and asset transfer laws, and Seller agree to indemnify and hold Buyer harmless from all claims made by creditors with respect to non-compliance with any bulk sales and asset transfer laws, provided, however, that such waiver does not, as between Buyer and Seller, relieve Seller of any debt, liability or obligation to any other party.

9.3                      Further Assurances.  After the Closing, without further consideration, Seller shall take or cause to be taken such actions (including the execution, acknowledgment and deliver of instruments, documents, transfers and assurances) as Buyer may reasonably request for the better conveying, transferring, assigning and delivering of the Assets to Buyer.

                9.4                      Notices.  All notices given or made in connection with this Agreement shall be in writing.  Delivery of written notices shall be effective upon receipt.  All deliveries shall be made to the following addresses:

(i)           if to Buyer or Java Detour, to:

JDCO, Inc.
1550 Bryant Street
Suite 500
San Francisco, CA 94103
Attn: Michael Binninger
Facsimile: (415) 241-9120

with a required copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Attn: Thomas Poletti, Esq.
Facsimile: (310) 552-5001

(ii)             if to Seller or Members:
Java Universe, LLC
  8228 Sunset Blvd., Suite 102
  West Hollywood, CA 90046
  Attn:  Carol Braidi

  with a required copy to:

Costa Abrams & Coate LLP
1221 Second Street, Third Floor
Santa Monica, CA 90401
Attn: Alan Abrams
Facsimile: 310.576.6160

Any party may change the address to which notice (or copies) to it shall be addressed by giving notice of that change to the other parties in accordance with this Section.

9.5                      Assignment.  This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement and the rights, interests and obligations under this Agreement may not be assigned by operation of law or otherwise by any party without the prior written consent of the other parties; provided that Buyer and Seller may assign this Agreement and its rights, interests or obligations hereunder to any of its respective affiliates.

9.6                      Consideration; Recitals; Governing Law.  The parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement.  The consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement.  The recitals set forth on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law doctrines.

9.7                      Arbitration.  Except with respect to injunctive relief, for any disputes, controversies or claims between the parties arising out of or relating to this Agreement and the transactions contemplated hereby (each, a “Dispute”), the parties shall make a good faith effort to reach an amicable resolution for a period of thirty (30) days.  If the Dispute has not been resolved by the parties within such thirty (30)-day time period, the parties shall attempt in good faith to resolve such Dispute by mediation.  Any party hereto may initiate a mediation proceeding by a request in writing to the other party (the “Request”), and such parties will then be obligated to engage in a mediation.  Any such mediation will be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules and Mediation Procedures (“AAA Rules”).  The mediation shall be held at such location within the State of California as mutually determined by the parties hereto, or as selected by the mediator in the event the parties are unable to determine such location.  If the Dispute has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) days of commencement of such mediation procedure, or if either party will not participate in a mediation, the Dispute shall be settled by arbitration in accordance with the AAA Rules.  The place of arbitration shall be mutually determined by both parties.  The arbitrator(s) shall apply California law in accordance with the regulations of the AAA Rules.  Judgment upon the award rendered by the arbitrator(s) resulting from such arbitration shall be in writing, and shall be final and binding upon all involved parties.  Notwithstanding anything to the contrary, the arbitrator(s) are not empowered to award damages in excess of actual damages, including punitive or consequential damages.  All deadlines specified in this Section 9.7 may be extended by mutual written agreement between the parties.

9.8                      Schedules.  Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (i) the specific representation and warranty to which such Schedule is expressly referenced, (ii) any specific representation and warranty which expressly cross-references such Schedule and (iii) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

                9.9                      Amendment and Waiver; Cumulative Effect.  To be effective, any amendment or waiver under this Agreement must be in writing and signed by the parties hereto.  Neither the failure of any party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations under this Agreement, nor any custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.  The rights and remedies of the parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter at law, in equity, by statute or otherwise.

              9.10                      Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including any agreements incorporated herein) and the Schedules and Exhibits contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations and warranties regarding the subject matter hereof between the parties other than those set forth or referred herein.  This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the parties.  Except for the provisions of Sections 8.2 and 8.4 relating to Buyer Indemnitees and Seller Indemnitees, this Agreement is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

             9.11                      Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable legal requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

           9.12                      Counterparts.
  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

[Remainder of Page Intentionally Left Blank]

The parties, each intending to be legally bound by this Agreement, have executed this Agreement as of the first date identified in the first sentence of this Agreement.

JDCO, INC.

By:	/s/ Michael Binninger
Name:	Michael Binninger
Title: Chief Executive Officer

JAVA DETOUR, INC., solely for purposes of Article Six

By:	/s/ Michael Binninger
Name:	Michael Binninger
Title: Chief Executive Officer

JAVA UNIVERSE, LLC

By:	/s/ Elie Samaha
Name: Elie Samaha
Title: Manager

By:	/s/ Joseph Merhi
Name: Joseph Merhi
Title: Manager

/s/ Elie Samaha
ELIE SAMAHA, solely for purposes of Article Three

/s/ Joseph Merhi
JOSEPH MERHI, solely for purposes of Article Three

Asset Purchase Agreement Signature Page

Schedule 1.1(c)
Machinery, Equipment and Other Personal Property

All furniture, fixture and equipment and other physical assets purchased by Seller, and delivered to the Business Facility on or prior to the Closing Date by Hockenbergs or any similar and/or related vendors.

Schedule 1.1(h)
Permits, Licenses and Authorizations

1.           Health permit
2.           Occupancy permit
3.           Patio permit
4.           Signage permit
5.           Street and sidewalk permit
6.   Special Event permit (four (4) allotted per calendar year) issued to Seller by the City of West Hollywood

Schedule 1.1(j)
Asset List

None.

Schedule 1.5
Purchase Price Allocation

Inventory	$3,000
Supplies	$2,000
Furniture, Fixtures and Equipment	$325,000
Leasehold Improvements	$970,000
Goodwill/Operating Agreement	$150,000

Schedule 5.4
Condition of Assets; Title

None.

Schedule 5.7
Undisclosed Liabilities; Creditors

None.